SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                           FORM 11-K


(Mark One)

    [X]                   Annual Report
                Pursuant to Section 15(d) of the
                 Securities Exchange Act of 1934
                          (Fee Required)
             For the fiscal year ended June 30, 1996

                                OR


    [ ]   Transition report pursuant to Section 15(d) of the
                   Securities Exchange Act of 1934
                         (No Fee Required)

            For the transition period from


                   Commission File Number 33-21552


                 ATLANTIC RICHFIELD SAVINGS PLAN III
                         (Title of the Plan)



                      ATLANTIC RICHFIELD COMPANY
                       515 South Flower Street
                    Los Angeles, California  90071

                (Name and address of principal executive office of the issuer of the securities)

                  ATLANTIC RICHFIELD SAVINGS PLAN III

                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                               ATLANTIC RICHFIELD SAVINGS PLAN III


                                   /s/ CYNTHIA L. BENGTSON
                               By ________________________________
                                   CYNTHIA L. BENGTSON
                                   Secretary of the Savings
                                   Plan III Administrative
                                   Committee



Date:  December 12, 1996